As filed with the Securities and Exchange Commission on April 21, 1998
                     Registration No. 33-_____________


                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549
                          ______________________
                        REGISTRATION STATEMENT ON
                                 FORM S-3
                                  under
                        THE SECURITIES ACT OF 1933
                        BIOCONTROL TECHNOLOGY, INC.
           (Exact name of registrant as specified in its charter)

     Pennsylvania                3841                        25-1229323
(State or other jurisdiction  (Primary Standard Industrial  (I.R.S. Employer
 of incorporation or          Classification Code Number)    Identification
    organization)                                               Number)

                          300 Indian Springs Road
                Indiana, Pennsylvania  15701 (412) 349-1811
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices and principal place of business)
               ___________________________________________
                 Fred E. Cooper, Chief Executive Officer
                       Biocontrol Technology, Inc.
  2275 Swallow Hill Road, Building 2500, Pittsburgh, Pennsylvania 15220
                              (412)429-0673
(Name, address, including zip code, and telephone number, including area code, of agent for service)
               ___________________________________________
                                 Copy to:
                         M. Kathryn Sweeney, Esq.
                        Sweeney & Associates P.C.
            7300 Penn Avenue, Pittsburgh, Pennsylvania  15208
          _____________________________________________________
Approximate date of commencement of proposed sale to the public: As soon as possible after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

                       CALCULATION OF REGISTRATION FEE
==============================================================================================
                    |                |                 |                    |
Title of Each Class |  Amount to be  | Proposed Maximum|  Proposed Maximum  |  Amount of
of Securities to be |  Registered    | Offering Price  |  Aggregate Offering|  Registration Fee
Registered          |                | Per Share       |  Price             |
                    |                |                 |                    |
                    |                |                 |                    |
Common Stock        |  3,000,000(1)  | $0.1255(2)      |  $375,000          |  $113.64
                    |  ____________  | ___________     |  _________         |  -------
Total                  3,000,000     |                 |  $375,000          |  $113.64
Total Registration Fee               |                 |                    |                                  $3,868.46
===============================================================================================

TOTAL OF SEPARATELY NUMBERED PAGES 26   EXHIBIT INDEX ON SEQUENTIALLY NUMBERED

(1) Secondary Shares to be offered by Selling Shareholders, 2,000,000 of which are currently held and 1,000,000 of which underly currently exercisable warrants held by the same Selling Shareholders.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of the common stock of Registrant on the Nasdaq Small- Cap Market reported on April 1, 1998.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

                            _____________________

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION DATED April 21, 1998


PRELIMINARY PROSPECTUS

                       BIOCONTROL TECHNOLOGY, INC.
                              Common Stock

RESALE OF 2,000,000 SHARES OF PRESENTLY OUTSTANDING COMMON STOCK, AND 1,000,000 SHARES UNDERLYING CURRENTLY EXERCISABLE WARRANTS.
                   ______________________________________

     The Prospectus filed with this Registration relates to an offering of the following: up to 3,000,000 shares of common stock (the "Common Stock"), of Biocontrol Technology, Inc. (the "Company" or "BICO"). The Common Stock is comprised of the following: 2,000,000 shares of Common Stock held by Selling Shareholders and 1,000,000 shares of Common Stock underlying currently exercisable warrants held by the same Selling Shareholders (the "Resale
Shares").   It is expected that certain Selling Shareholders may offer the
Resale Shares which they own, at any time and from time to time, directly through agents or dealers, in the over-the-counter market, or otherwise, on terms and conditions determined at the time of sale by the Selling Shareholders or as a result of private negotiations between buyer and seller. Expenses of any such resale will be borne by the buyer and seller as they may agree.

     The Company's common stock is traded on the Nasdaq Small-Cap Market under the trading symbol "BICO" and is also reported under the symbol "BIOCNTRL TEC".

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND PROSPECTIVE PURCHASERS
 SHOULD CAREFULLY CONSIDER THE FACTORS SPECIFIED UNDER THE CAPTION "RISK
                                FACTORS".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE DATE OF THIS PRELIMINARY PROSPECTUS IS APRIL 21, 1998
                            [INSIDE FRONT COVER]

                           AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the Commission, 450 Fifth Street, N.W. , Washington, D.C. and at the Commission's regional offices including those located at 601 Walnut Street, Curtis Center, Suite 1005E , Philadelphia, PA 19106-34322; and 75 Park Place, New York, NY. Copies of this material may also be obtained from the Public Reference section of the Commission, 450 Fifth Street, N.W. Washington, D.C. 20549, at prescribed rates. The Company's common stock is traded on the NASDAQ Small Cap Market ("NASDAQ"). In accordance with 1934 Act requirements, the Company files reports, proxy statements and other information with NASDAQ. Such reports, proxy statements and other information concerning the Company can be inspected at NASDAQ's offices located at 1735 K Street N.W. , Washington D.C., 20006. This Prospectus omits certain information contained in the Registration Statement and the exhibits relating thereto which the Registrant has filed with the Securities and Exchange Commission, under the Securities Act of 1933 (the "1933 Act"), and to which reference is made for additional information. Descriptions concerning the provisions of any document are qualified in their entirety by reference to the full text of such document as filed with the Commission as an exhibit to the Registration Statement.

                         INCORPORATION BY REFERENCE

     The latest financial statements of the Company, as well as other information regarding the Company and the Common Stock, may be found in other documents the Company has filed or will file with the Commission. The following documents are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     (b)  The Company s Preliminary Proxy Materials filed April 9, 1998.

     Until the Company files a post-effective amendment to this Prospectus indicating that all securities hereunder have been sold, or de-registering all such securities which remain unsold, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act shall be deemed incorporated herein by reference and shall become a part hereof from the date such documents are filed.

     The Company undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference in this Prospectus. Such requests should be made to:
Shareholder Relations Department, Biocontrol Technology, Inc., 2275 Swallow Hill Road, Building 2500, 2nd Floor, Pittsburgh, PA 15220, by telephone at 412-429-0673 or by fax at 412-279-1367.

     Until 90 days after the effective date of this Prospectus, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                THE COMPANY

     Biocontrol Technology, Inc. was incorporated in the Commonwealth of Pennsylvania in 1972 as Coratomic, Inc. and it is referred to herein as "BICO" or the "Company". BICO's operations are located at 300 Indian Springs Road, Indiana, Pennsylvania, 15701, telephone number (412)349-1811 and its administrative offices are located at 2275 Swallow Hill Road, Pittsburgh, Pennsylvania, 15220, telephone number (412)429-0673.

     The primary business of the Company is the development of new devices which include models of a noninvasive glucose sensor (the "Noninvasive Glucose Sensor"), an implantable port for drug delivery and hemodialysis use, a polyurethane heart valve, procedures relating to the use of whole-body extracorporeal hyperthermia in the treatment of cancer and the human immunodeficiency virus ("HIV"), bioremediation products, and a paint product which is designed to prevent the buildup of certain substances on underwater surfaces. In addition, the Company is currently manufacturing and selling
functional electrical stimulators.   In early 1998, the Company acquired a
majority interest in a company which manufactures and sells metal coating products.

Forward-Looking Statements

     From time to time, the Company may publish forward-looking statements relating to such matters as anticipated financial performance, business prospects, technological developments, new products, research and development activities, the regulatory approval process, specifically in connection with the FDA marketing approval process, and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. The risks and uncertainties that may affect the operations, performance, research and development and results of the Company's business include the following: additional delays in the research, development and FDA marketing approval of the Noninvasive Glucose Sensor; delays in the manufacture or marketing of the Company's other products and medical devices; the Company's future capital needs and the uncertainty of additional funding; BICO's uncertainty of additional funding; competition and the risk that the Noninvasive Glucose Sensor or its other products may become obsolete; the Company's continued operating losses, negative net worth and uncertainty of future profitability; potential conflicts of interest; the status and risk to the Company's patents, trademarks and licenses; the uncertainty of third-party payor reimbursement for the Sensor and other medical devices and the general uncertainty of the health care industry; the Company's limited sales, marketing and manufacturing experience; the amount of time or funds required to complete or continue any of the Company's various products or projects; the attraction and retention of key employees; the risk of product liability; the uncertain outcome and consequences of the lawsuits pending against the Company; the ability of the Company to maintain a national listing for its common stock; and the dilution of the Company's common stock.


                                RISK FACTORS

     An investment in the Company's securities is highly speculative and should not be made by any investor who cannot afford the loss of the entire investment. In addition to the other information in the Prospectus, the following risk factors should be considered carefully in evaluating an investment in the shares offered hereby.

     1. Continuing and Future Losses and Cash Flow. The Company has experienced and continues to experience operating losses due to the costs of its research and development activities and the absence of commercially successful products. Without the development of commercially viable products, such losses will continue. If the products currently under development are not fully developed, or do not generate sufficient revenues once developed, the Company will continue to suffer losses. The Company will not be able to continue its operations for an indefinite period of time if such losses continue. It is uncertain at this time whether the Company will achieve profitability in the future. In the event that the Company is unable to complete the development of, receive the necessary U. S. Food and Drug Administration ("FDA") approval for, or successfully market the Noninvasive Glucose Sensor as planned, the Company will incur significant losses and its ability to continue its operations will be jeopardized. The Company's net losses were ($29,420,345) in 1995; ($22,395,702) in 1996; and ($24,154,324) in
1997. The Company's accumulated deficit aggregated ($112,770,383) as of December 31, 1997. The Company estimates that it has the capacity, using available cash resources, including funds it reasonably expects to be raised by BICO or its affiliates, to fund BICO's operations through at least December 31, 1998; however, absent additional funding, the Company will have limited liquidity on a long-term basis. There can be no assurances whether the amount and timing of the receipt of net proceeds from any future securities Offering, or additional financing from third parties, will be sufficient to fund the Company's operations. (SEE, Form 10-K, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS").

     2. Uncertainty of Additional Funding Required to Meet Future Capital Needs. The Company will not receive any proceeds from this Offering, except for the warrant exercise price of $2.00 per share, if the Selling Shareholders
who own such warrant choose to exercise all or part of such warrant.    The
Company anticipates that the sources of funds to meet the expenses of its operations and product development and marketing projects will include sales of its securities, as well as revenues from its functional electrical stimulator ("FES"), metal-coating products and bioremediation products. Such funds will not be sufficient, however, to complete all proposed research and development or manufacturing start-up projects; although the Company does have sufficient capital to meet its short-term needs, the Company currently does not possess sufficient capital to meet all of its future capital needs (SEE, Form 10-K, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS").

     The Company will require additional capital in order to complete its Noninvasive Glucose Sensor, heart valve, hyperthermia treatment, bioremediation and metal-coating projects. The Company anticipates that its other sources of capital will include additional sales of stock, (SEE, Form 10-K, "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS"), private domestic and offshore placements of its securities, bank financing or joint ventures with other biomedical companies or venture capital firms. There can be no assurances that the Company will be able to raise capital in a manner which meets its timing requirements, or on terms which are favorable or acceptable to the Company. Should the Company meet its future capital needs via additional sales of stock, further dilution of existing shareholders' equity and voting power will result. Although the Company and its affiliates have a history of successful capital-raising efforts, there can be no assurance that it will be successful in meeting its future capital needs.

     3. Uncertainty of Product Development and Lack of Revenues. Research and development of new products involves a high degree of financial risk and experimentation. The Company's development projects involve the application of novel theories, unproven technology and new engineering. The Company's products
are at various stages of development.   The Company is pursuing a CE Mark to
sell its Noninvasive Glucose Sensor in Europe. In February, 1996, the FDA's Panel Review recommended that the Company conduct additional clinical trials
prior to the granting of marketing approval for the Diasensor 1000 .   In
March, 1998, the Company acquired a majority interest in a company which produces metal-coating products, and the Company has started marketing these products through joint ventures and other distribution agreements. The bioremediation products have been developed for various uses in water and on hard surfaces; as to which manufacturing and sales have begun. The functional electrical stimulators are currently being manufactured pursuant to contracts. The hyperthermia project has received FDA approval to conduct additional clinical trials, and if such trials are successful, an FDA application for marketing the technology will be filed. The Coraflex, Inc. ("Coraflex ") heart valve and other implantable devices are in various stages of preliminary
development.    There can be no assurance that new products currently under development by the Company ultimately will be developed, and if developed, there can be no assurance that such new products will be commercially viable (SEE, Form 10-K, "BUSINESS").

     4. Competition. The Company and its affiliates are currently focusing their efforts on developing biomedical devices including Noninvasive Glucose Sensors, heart valves and hyperthermia treatment procedures. In addition, the Company's majority-owned affiliate ICTI, Inc. has developed metal-coating products, and its subsidiary, Petrol Rem, Inc. ("Petrol Rem"), has developed bioremediation products. Other research groups and companies are also researching and developing such technologies, devices and procedures. Those companies may be further along in their research and development, may be better capitalized, may have more sophisticated equipment and expertise and may have various other competitive advantages over the Company. Such other companies may be able to bring their products to market before the Company, which could have a substantial negative impact on the Company's plans with respect to developing technologies and future business prospects.

     Although its features are different, the Company's Noninvasive Glucose Sensor, if successfully developed, will compete with existing invasive glucose sensors which have an established market with diabetics. In addition, the Company is aware that other companies are developing noninvasive glucose sensors, although the Company has very limited knowledge of the status of other development projects, it is not aware of any other company which has filed for FDA approval of its device. The Company's metal-coating and bioremediation products will compete with other groups and companies in their respective
fields, many of which are very large and well-established.    The Company's
other products and procedures, which are still in early stages of development, will also face similar competition if they are successfully developed and brought to market (SEE, Form 10-K, "Competition").

     5. Noninvasive Glucose Sensor Manufacturing Obligation. Pursuant to a Manufacturing Agreement with Diasense, Inc. ("Diasense"), the Company is obligated to manufacture the Noninvasive Glucose Sensors if they are approved for marketing by the FDA. The Company has leased manufacturing space in Indiana, Pennsylvania, and has undertaken to complete substantial renovations to make the space usable as its manufacturing facility. The Company has the right, pursuant to the Manufacturing Agreement, to enlist subcontractors, which the Company believes will be capable, if necessary, of meeting its manufacturing obligations until the facility is renovated. Although the Company has previous manufacturing experience, it has no experience in manufacturing large commercial quantities and its current manufacturing activities are limited to the FES and bioremediation projects.

     6. Price of Noninvasive Glucose Sensor and Uncertainty of Third Party Reimbursement. The Company currently estimates that the price of the Diasensor 1000 model of the Noninvasive Glucose Sensor will be substantially in excess of currently available invasive technology. Such price may be set at a level which would limit its sales absent third-party reimbursement. The Company is unable to make projections regarding the availability of or procedures required in order to obtain such third-party reimbursement. Given the uncertainty of the state of the health care industry, the risk exists that the sales potential for the Noninvasive Glucose Sensor would be severely limited in the absence of such reimbursement (SEE, Form 10-K, "Current Status of the Noninvasive Glucose Sensor").

     7. Dependence on Key Officers. BICO is presently dependent upon the experience and ability of the following persons: David L. Purdy, its President, Treasurer and Chairman of the Board; and Fred E. Cooper, its Chief Executive Officer, Executive Vice President and a director. BICO has key-man life insurance on both Mr. Purdy and Mr. Cooper.

     8. Dependence on Independent Contractors. In experimenting with and developing new technologies, devices and engineering, the Company and its affiliates rely upon independent contractors who may not devote full- time efforts to the development of the Company's projects. Moreover, the Company's abilities to develop new products depend, in part, upon the evaluation, coordination and supervision of such independent contractors in areas where the Company may not possess particular expertise.

     9. Technological Obsolescence. The medical device industry is subject to rapid technological innovation. While the Company's management is not aware of any new or anticipated technology which would make its new products under development obsolete, it is always possible that future technological developments could make the Company's products significantly less competitive or even obsolete.

     10. Dependence on Component Suppliers. The Company's projects may involve the fabrication of custom, novel or unique component parts for use in experimentation, testing and development of new devices. Suppliers of such components may not be readily available, or available at all, which may require the Company to create such components in-house. Delays in obtaining components can cause delays in the development process. An inability to obtain or fabricate components can cause a total failure of the development process. Although the Company attempts to minimize the reliance on custom components in designing the devices, unforeseeable problems may arise in the Company's development processes for which no resolution may be available.

     11. Government Regulation and Approval. BICO's and its affiliates' operations, medical devices and certain other projects are subject to regulation by the FDA, the Federal Nuclear Regulatory Commission (the "NRC"), the Environmental Protection Agency (the "EPA") and other federal and state regulatory agencies. There exists the possibility that FDA and other regulatory approval may not be obtained for a given product. FDA approval is required prior to the marketing of the Noninvasive Glucose Sensor in the United States. A CE Mark is necessary prior to marketing the Noninvasive Glucose Sensor in Europe, and other foreign countries have their own regulatory requirements. The FDA review of the Company s 510(k) Notification has resulted in delays, and no assurance can be given that approval will ultimately be received. If the FDA does not approve the 510(k) Notification, the Company will be required to comply with the FDA's pre-market approval process, which is substantially more time- consuming and expensive. In that event, the Company would require additional capital to meet such expenses, and to support its operations until the Noninvasive Glucose Sensor can be marketed (SEE, Form 10-K, BUSINESS ).

     The EPA, through the National Environmental Technology Applications Corporation ("NETAC"), conducted the testing of the Company's bioremediation PRP product. The EPA monitors the use of bioremediation products, and there can be no assurances that EPA procedures will not delay the use of or cause modifications to any given product (SEE, Form 10-K, "BUSINESS").

     12. Patents and Proprietary Rights. The Company holds patents on some of its products, as well as trademarks on the names of some of its products and procedures. In addition, Diasense holds patents, and has patent applications pending on the Noninvasive Glucose Sensor. Both BICO and Diasense may undertake to file additional patent applications in the United States and in foreign countries. Neither BICO nor Diasense can provide assurances that future patents will be granted, that any patent held or pending will not be challenged or circumvented by a competitor or other entity, or that any patent contest will result in a favorable outcome. If any of the Company's or Diasense's patents are successfully challenged, or if future patents are not granted, or if BICO or Diasense is found to have infringed upon another company's patent, it would result in substantial costs and delays in the Company's product development, and would otherwise result in materially adverse consequences.

     13. Risk of Product Liability Claims. The Company is engaged in activities which include the testing and selling of biomedical devices. These activities expose the Company to potential product liability claims. The Company and its subsidiaries carry an aggregate amount of $500,000 in product liability insurance. In the event that a successful claim in excess of that amount is brought against the Company, the Company may be liable for the excess.

     14. Liability Arising From Warranties. BICO has warranted its conventional pacemakers against defects in materials and workmanship for periods presently ranging from six to ten years from implantation, and warrants its isotopic pacemaker for twenty years. The Company is subject to liability in the event that warranted pacemakers function improperly.

     15. No Common Stock Dividends. The Company has not paid cash dividends on its common stock since its inception and cash dividends are not presently contemplated at any time in the foreseeable future.

     16. Conflicts of Interest. David L. Purdy and Fred E. Cooper are employed by BICO, and are also officers and/or directors of Diasense, a 52%-owned affiliate of BICO which owns the patents and marketing rights to the
Noninvasive Glucose Sensor.    Messrs. Purdy, Cooper, Anthony J. Feola and
Glenn Keeling are also officers and/or directors of BICO and its other subsidiaries, Coraflex, Petrol Rem, Barnacle Ban Corporation ("Barnacle Ban"), and IDT, Inc. ("IDT"). Accordingly, management will not only be subject to competing demands, but may face conflicts of interest. Therefore, the good faith and integrity of management in all transactions with respect to all of the companies and their businesses are of utmost importance (SEE, Form 10-K, "Certain Relationships and Related Transactions").

     17. Attraction and Retention of Key Personnel. The Company's ability to develop commercially viable products and to maintain a competitive position in a business environment characterized by intense competition and technological development depends upon, among other factors, its ability to attract and retain skilled scientific, engineering, management, sales and marketing personnel. Competition for the services of such personnel is intense, and there can be no assurance that the Company will be able to attract or retain the personnel necessary for the Company's success. The loss by the Company of the services of any of its key personnel could have a material adverse impact on the business and prospects of the Company. The Company currently does not have key-man life insurance for any of its employees, other than Mr. Purdy and Mr. Cooper.

     18. Prior Public Market; Listing on Nasdaq, Possible Volatility of Stock Price. The Company's common stock has been traded publicly since December 1982 and has had a limited number of market makers. The trading volume averaged 7,082,986 shares per week during 1997. There can be no assurances that a more active or established trading market for the Company's common stock will develop, or if developed, that it will be maintained. The trading price of the Company's common stock could fluctuate significantly in response to variations in quarterly operating results and many other factors. In 1998, the Nasdaq Small-Cap market instituted new requirements for listing, which include a minimum price of $1.00 per share. The Company s common stock has been trading at a price substantially lower than $1.00 per share; if the stock price does not rise above the minimum requirement, the Company s stock may be no longer be eligible for trading on the Nasdaq Small-Cap market (SEE, "MARKET PRICE FOR COMMON STOCK").

     19. Dilution. The Resale Shares sold pursuant to this Offering may bear selling prices which are significantly higher than the common stock's book value per share. Dilution represents the difference between the amount per share paid by purchasers pursuant to this Offering and the book value of the common stock, which may be substantial (SEE, "DILUTION").


                              USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the shares registered herein, except for the warrant exercise price of $2.00 per share which will only be received if the Selling Shareholders choose to exercise all or part of the warrant. In the event that any such proceeds are received, they will be used to fund the operations of the Company in the discretion of management as management deems is in the best interest of the Company.

                                  DILUTION

     As of December 31, 1997, the Company's common stock had a net tangible book value of $4,457,311 or $.032 per share based upon 138,583,978 shares outstanding. Net tangible book value per share is determined by dividing the number of shares of common stock outstanding into the Company's total tangible assets less total liabilities, minority interest and preferred stock. With respect to the Warrant Shares, net tangible book value dilution represents the difference between the amount per share paid by purchasers of the Warrant Shares and the pro-forma net tangible book value per share after the indicated Warrants have been exercised. No attempt has been made to determine the dilutive effect, if any, incurred by purchasers of the Resale Shares offered in this Prospectus.

                        Warrant Share Dilution Table

     Exercise price per Warrant Share:
     1,000,000 shares at.....................................  $ 2.00

     Net tangible book value per share at December 31, 1997
     (assuming no Warrants had been exercised).                       $0.032

     Increase in net tangible book value per share
     assuming all 1,000,000 $2.00 exercise price
     Warrants were exercised                                   $ 0.014

     Pro-forma net tangible book value per share
     as of December 31, 1997  assuming all
     1,000,000 $2.00 exercise price
     Warrants were exercised                                          $0.046

     Dilution of net tangible book value per share to
     purchasers of $2.00 exercise price Warrants:              $1.954


                               CAPITALIZATION

     The following table sets forth the capitalization of the Company as of December 31, 1997 and December 31, 1996. The figures were taken from the audited financial statements for the years ended December 31, 1997 and December 31, 1996, copies of which are incorporated by reference from the Company's Form 10-K for the year ended December 31, 1997.

                                                (1)              (1)
                                         December 31, 1997   December 31, 1996

Shareholders' Equity:

Common Stock, par value $.10 per share;
  authorized 300,000,000 shares; shares
  issued and outstanding: 138,583,978 at
  December 31, 1997 and 49,213,790
  at December 31, 1996                     $13,858,398          $4,921,379
Additional Paid-in Capital                  97,004,067          80,704,749
Note Receivable issued for common stock        (25,000)              -
Warrants                                     6,396,994           6,907,162
Accumulated Deficit                       (112,770,383)        (88,616,059)
                                         --------------       ------------
Total Capitalization                       $ 4,464,076          $3,917,231
                                         ==============       ============

                                         December 31, 1997   December 31, 1996

(1) Does not include the effects of the
    following:

    Outstanding Warrants to purchase
    common stock granted by the
    Company, at exercise prices ranging
    from $.25 to $4.03 per share,
    expiring 1996 through 2002.              5,346,662           2,905,462

     The following table sets forth the capitalization of the Company as of December 31, 1997 as if 50% of all shares underlying the Warrants being registered pursuant to this Prospectus were exercised, and as if 100% of all shares underlying the Warrants being registered pursuant to this Prospectus were exercised.


                                         December 31, 1997   December 31, 1997
                                                  (1)                (2)
Shareholders' Equity:

Common Stock, par value $.10 per share;
  authorized 300,000,000 shares; shares
  issued and outstanding: 138,583,978 at
  December 31, 1997 (1).  If 50% of
  registered Warrants are exercised,
  common stock issued and outstanding
  at 12/31/97 would be 139,083,978.
  If 100% of registered Warrants are
  exercised, common stock issued and
  outstanding at 12/31/97 would
  be 139,583,978.                           13,908,398          13,958,398
Additional Paid-in Capital                  97,954,067          98,904,067
Note Receivable issued for common stock        (25,000)            (25,000)
Warrants                                     6,396,994           6,396,994
Accumulated Deficit                       (112,770,383)       (112,770,383)
                                          -------------       -------------
Total Capitalization                       $ 5,464,076         $ 6,464,076
                                          =============       =============

(1) Includes the effects of the exercise of 50% of the 1,000,000 warrants the shares underlying which are being registered pursuant to this Prospectus.

(2) Includes the effects of the exercise of 100% of the 1,000,000 warrants the shares underlying which are being registered pursuant to this Prospectus.

                       MARKET PRICE FOR COMMON STOCK

     The Company's common stock is traded on the Nasdaq Small-Cap Market under the symbol "BICO" and is also reported under the symbol "BIOCNTRL TEC". On April 15, 1998 the closing price for the common stock of the Company as reported by Nasdaq was $.094. Pursuant to current disclosure guidelines, the following table sets forth the high and low sales prices for the common stock of the Company during the calendar periods indicated, through December 31, 1997, as reported by Nasdaq:

     Calendar Year and Quarter         High            Low

     1995 First Quarter                2.719           1.500
          Second Quarter               4.689           2.375
          Third Quarter                4.125           3.000
          Fourth Quarter               6.438           2.688

     1996 First Quarter                3.9375          1.500
          Second Quarter               3.0625          1.406
          Third Quarter                2.969           1.625
          Fourth Quarter               2.4375           .656

     1997 First Quarter                1.500            .625
          Second Quarter               1.000           .3125
          Third Quarter                 .719           .3125
          Fourth Quarter                .406           .0937

     As of December 31, 1997 the Company had approximately 29,000 holders, including those who hold in street name, for its common stock and no holders of record for its preferred stock.

     Nasdaq has revised its requirements for companies listed on its Small-Cap market. Such requirements, which include a minimum trading price of $1.00, will limit the Company s option to continue to trade on Nasdaq.


                         DESCRIPTION OF SECURITIES

     BICO's authorized capital currently consists of 300,000,000 shares of common stock, par value $.10 per share and 500,000 shares of cumulative preferred stock, par value $10.00 per share. As of March 31, 1998, there were 192,724,748 shares of common stock and zero shares of preferred stock outstanding. In addition, there were $3,900,000 of the Company's 4% Convertible Debentures outstanding as of March 31, 1998. In April, 1998, the Company filed a Preliminary Proxy Statement requesting that its shareholders approve the authorization of an additional 300,000,000 shares of common stock, along with a reverse stock split, if necessary (SEE, PRELIMINARY PROXY MATERIALS, incorporated herein by reference).


Preferred Stock

     The Articles of Incorporation of BICO authorize the issuance of a maximum of 500,000 shares of non-voting cumulative convertible preferred stock, and authorize the Board of Directors of BICO to divide such class of preferred stock into series and to fix and determine the relative rights and preferences of the shares.

     As of March 31, 1998, the Company had no outstanding shares of preferred stock.

Common Stock

     All outstanding shares of the Company's common stock are fully paid and nonassessable. All shares of common stock to be received by holders will be fully paid and nonassessable. All the shares of common stock will be equal to each other with respect to liquidation rights and dividend rights and there are no preemptive rights to purchase any additional shares of common stock.
Holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, but are not entitled to cumulate their votes in the election of directors. Accordingly, the holders of over 50% of the outstanding common stock voting for the election of directors, could elect the entire slate of the Board of Directors of BICO, and the holders of the remaining common stock would not be able to elect any member to the Board of Directors. As of March 31, 1998, there were 192,724,748 shares of common stock outstanding. In April 1998, the Company filed a Preliminary Proxy Statement asking the shareholders to approve the authorization of an additional 300,000,000 shares of common stock, along with a reverse stock split, if necessary. Such Proxy Materials are incorporated herein by reference and must be reviewed.

     In the event of liquidation or dissolution of BICO, holders of the common stock are entitled to receive on a pro rata basis all assets of BICO remaining after satisfaction of all liabilities including liquidation preferences granted to holders of the preferred stock of BICO.

Convertible Debentures

     As of March 31, 1998, the Company had outstanding $3,900,000 in Convertible Debentures, which are due between February 10, 1999 and March 26, 1999.

Dividends

     The Company has not paid cash dividends on its common stock or preferred stock (with the exception of a cash dividend on its preferred stock in 1983, and a common stock dividend on its preferred stock in 1988) since its inception, and cash dividends are not presently contemplated at any time in the
foreseeable future.   The Company anticipates that any excess funds generated
from operations in the foreseeable future will be used for working capital and for investment in research and new product development, rather than to pay dividends.

     In accordance with the Company's Articles of Incorporation, cash dividends are restricted under certain circumstances. Holders of common stock are entitled to cash dividends only when and if declared by the Board of Directors out of funds legally available for payment thereof. Any such dividends are subject to the prior right of holders of the Company's preferred stock to receive any accrued but unpaid dividends. Further, common stock dividends may be paid only to the extent the net assets of BICO exceed the liquidation preference of any outstanding preferred stock.

Employment Agreement Provisions Related to Changes in Control

     BICO has entered into agreements (the "Agreements") with Fred E. Cooper, David L. Purdy, Anthony J. Feola, Glenn Keeling, and two non-executive officer employees. The Agreements provide that in the event of a "change of control" of BICO, BICO is required to issue to Mr. Cooper and Mr. Purdy shares of common stock equal to five percent (5%), to issue to Mr. Feola four percent (4%), to issue Mr. Keeling three percent (3%), and to issue the two non-executive officer employees two percent (2%) each of the outstanding shares of common stock of the Company immediately after the change in control. In general, a "change of control" is deemed to occur for purposes of the Agreement: (i) when 20% or more of BICO's outstanding voting stock is acquired by any person, (ii) when one-third (1/3) or more of BICO's directors are not Continuing Directors (as defined in the Agreements), or (iii) when a controlling influence over the management or policies of BICO is exercised by any person or by persons acting as a group within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Warrants

     March 31, 1998, there were outstanding warrants to purchase 7,686,662 shares of the Company's common stock at exercise prices of between $0.25 and $4.03 per share. These warrants are held by members of the Company's Scientific Advisory Board, certain employees, officers, directors, loan guarantors, lenders and consultants.

     The holders of warrants are not entitled to vote, to receive dividends or to exercise any of the rights of the holders of shares of common stock for any purpose until such warrants have been duly exercised and payment of the exercise price has been made.

Transfer Agent

     Chase-Mellon Shareholder Services in New York, New York acts as the Company's Registrar and Transfer Agent for its common and preferred stock. The Company acts as its own warrant transfer agent.

                            SELLING SHAREHOLDERS

     This Prospectus covers the shares of Common Stock which may be offered by the Selling Shareholders set forth below.


                       Number of Shares          Shares Covered by   Percent of
                       Beneficially Owned        this Prospectus     Ownership
                       as of April 15, 1998                          After  Offering (3)
Name of Beneficial Owner
                                                    Resale
                       Number         Percent(1)    Shares (2)
RESALE SHAREHOLDERS

Jones, Farrell B.      3,000,000 (5)  1.5%         3,000,000           *
and Brenda K.(4)
________________________

(1) Percentage of ownership of each individual or entity shown when compared to the total number of shares of common stock outstanding as of March 31, 1998. An asterisk indicates that the percentage of ownership is less than 1%.

(2) Shares owned by the shareholder, the resale of which is offered for the account of such shareholder pursuant to this Prospectus.

(3) Percentage of ownership of each individual or entity shown assuming all shares registered pursuant to this Prospectus are sold, when compared to the total number of shares of common stock outstanding as of March 31, 1998. An asterisk indicates that the percentage of ownership would be less than 1%.

(4) Includes common stock and warrants to purchase common stock issued pursuant to the Company s purchase of a majority interest in ICTI , Inc.

(5) Comprised of 2,000,000 shares of common stock currently owned by Selling Shareholders and warrants to purchase 1,000,000 shares of common stock at $2.00 per share until March 4, 2003 which are currently exercisable and owned by Selling Shareholders.


                           PLAN OF DISTRIBUTION

     The Common Stock offered hereby by the Selling Shareholders (the "Resale Shares") may be sold from time to time in one or more transactions at a fixed offering price, at varying prices determined at the time of sale or at negotiated prices. Such sales may be made to purchasers directly by the Selling Shareholders or, alternatively, the Selling Shareholders may offer the Resale Shares through dealers, brokers or agents, who may receive compensation in the form of concessions or commissions from the Selling Shareholders and/or the purchasers of the Resale Shares for whom they may act as agents. The Selling Shareholders and any dealers, brokers or agents that participate in the distribution of Resale Shares may be deemed to be underwriters, and any profits on the sale of the Resale Shares by them and any discounts or commissions received by any such dealers, brokers or agents may be deemed to be underwriting discounts and commissions under the 1933 Act.

     To the extent required at the time a particular offer of the Resale Shares by the Selling Shareholders is made, a supplement to this Prospectus will be distributed which will set forth the number of Resale Shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, the purchase price paid by any underwriter for the Resale Shares purchased from the Selling Shareholders, and any discounts, commissions, or concessions allowed or reallowed to dealers, including the proposed selling price to the public.


                     SHARES ELIGIBLE FOR FUTURE SALE

     So long as the Registration Statement concerning this offering is effective under the 1933 Act and the Company remains current in its information filing requirements under Rule 144, promulgated under the 1933 Act, substantially all of the Resale Shares will be freely transferable, or freely transferable upon issuance in the case of shares issuable upon exercise of the Warrants, without restriction or further registration under the 1933 Act, unless acquired by an affiliate of the Company. "Affiliates" of the Company generally would include the directors and executive officers of the Company and any other person or entity which controls, is controlled by, or is under common control with, the Company. Affiliates who acquire common stock pursuant to this Prospectus will continue to be subject to the volume restrictions of Rule 144, as set forth below.

     In general, under Rule 144 as currently in effect, an affiliate of the Company and any person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least two years would be entitled to sell within any three-month period a number of shares which does not exceed the greater of ( i ) one percent (1%) of the then outstanding shares of common stock of the Company, or (ii) the average weekly trading volume of the common stock on the open market during the four calendar weeks preceding such sale. Rule 144 also requires such sales to be placed through a broker or with a market maker on an unsolicited basis and requires that there be adequate current public information available concerning the Company. A person who is deemed not to have been an affiliate of the Company at any time during the three months preceding a sale, and who has beneficially owned the Restricted Shares for at least two years, would be entitled to sell such shares under Rule 144(k) without regard to any of the limitations discussed above immediately following the commencement of this offering. Restricted Shares properly sold in reliance upon Rule 144 are thereafter freely tradable without restriction or registration under the 1933 Act, unless thereafter held by an affiliate of the Company.

     The Company can make no prediction as to the effect, if any, that sales of shares of common stock or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of common stock in the public market could adversely affect the prevailing market price of the common stock.

                             LEGAL PROCEEDINGS

     In April, 1998, the Company and its affiliates were served with requests for information from the U.S. Justice Department. The Company has retained counsel to assist with this matter, and is currently accumulating documents to respond to the requests (SEE also, Form 10-K "Legal Proceedings").


                  INTERESTS OF NAMED EXPERTS AND COUNSEL

     The validity for the issuance of the Warrant Shares or Resale Shares offered hereby will be passed upon for the Company by Sweeney & Associates P.C., Pittsburgh, Pennsylvania. Thomas E. Sweeney, Jr., Esq., the President of Sweeney & Associates P.C., currently holds warrants to purchase the following shares of the common stock of Diasense, an affiliate of the Company: 40,000 shares at $.50 per share until October 23, 2000 and 60,000 shares at $1.00 per share until January 6, 2000.


                                  EXPERTS

     The financial statements of the Company as of December 31, 1997, 1996 and 1995 (which reports included an explanatory paragraph referring to an uncertainty regarding the Company's ability to continue as a going concern), incorporated by reference in this Prospectus, have been audited by Thompson Dugan, independent certified public accountants, as stated in their report appearing in the Company's Form 10-K for the year ended December 31, 1997 and has been so included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.


                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except as set forth herein, the Company has no provisions for the indemnification of its officers, directors or control persons. David L. Purdy, Fred E. Cooper, Anthony J. Feola and Glenn Keeling have employment contracts which include indemnification provisions which indemnify them to the extent permitted by law. The Company and its affiliates, Diasense, Coraflex, Petrol Rem, Barnacle Ban, Nu-Insulin and IDT are incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania. Section 1741, et seq. of said law, in general, provides that an officer or director shall be indemnified against reasonable and necessary expenses incurred in a successful defense to any action by reason of the fact that he serves as a representative of the corporation, and may be indemnified in other cases if he acted in good faith and in a manner he reasonably believed was in, or not opposed to, the best interests of the corporation, and if he had no reason to believe that his conduct was unlawful, except that no indemnification is permitted when such person has been adjudged liable for recklessness or misconduct in the performance of his duty to the corporation, unless otherwise permitted by a court of competent jurisdiction.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


     No dealer, salesman or other person has     |
been authorized to give any information or to    |
make any representation other than those         |
contained in this Prospectus and, if given or    |
made, such information or representation must    |       3,000,000 Shares
not be relied upon as having been authorized by  |
the Company, the selling shareholders or any     |   Biocontol Technology Inc.
underwriter.  Neither the delivery of this       |
Prospectus nor any sale made hereunder shall,    |         Common Stock
under any circumstances, create any implication  |
that there has been no change in the affairs of  |
the Company since the date of this Prospectus.   |   -------------------------
This Prospectus does not constitute an offer to  |     P R O S P E C T U S
sell or solicitation of an offer to buy any      |   -------------------------
securities offered hereby in any jurisdiction in |
which such offer or solicitation is not qualified|         April 21, 1998
to do so or to anyone to whom it is unlawful to  |
make such offer or solicitation.                 |
      __________________________


TABLE OF CONTENTS
      Page

Prospectus Delivery
Requirements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . ii
Incorporation by Reference . . . . . . . . . . . . . . . . . . . . . . . ii
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Dilution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
Market Price for Common Stock. . . . . . . . . . . . . . . . . . . . . . .8
Description of Securities. . . . . . . . . . . . . . . . . . . . . . . . .8
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . 10
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Shares Eligible for Future
 Sale. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
Legal Proceedings . . . . . . . . . . . . . . . . . . .
12
Interests of Named
Experts and Counsel. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
Indemnification of Directors
 and Officers. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12

                                  PART II

                   INFORMATION NOT REQUIRED IN PROSPECTUS
                   EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the Company's estimated expenses incurred in connection with the issuance and distribution of the securities described in the Prospectus other than underwriting discounts and commissions:

                    Printing and Copying          $   500.00
                    Legal Fees                      5,000.00
                    SEC Registration Fees             115.00
                    State Filing Fees               2,500.00
                    Accounting Fees                 2,000.00
                    Total                         $10,115.00

                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Except as set forth herein, the Company has no provisions for the indemnification of its officers, directors or control persons. David L. Purdy, Fred E. Cooper, Anthony J. Feola and Glenn Keeling have employment contracts which include indemnification provisions which indemnify them to the extent permitted by law. The Company and its affiliates Diasense, Inc., Coraflex, Inc., Petrol Rem, Inc., and IDT, Inc. are incorporated under the Business Corporation Law of the Commonwealth of Pennsylvania. Section 1741, et seq. of said law, in general, provides that an officer or director shall be indemnified against reasonable and necessary expenses incurred in a successful defense to any action by reason of the fact that he serves as a representative of the corporation, and may be indemnified in other cases if he acted in good faith and in a manner he reasonably believed was in, or not opposed to, the best interests of the corporation, and if he had no reason to believe that his conduct was unlawful, except that no indemnification is permitted when such person has been adjudged liable for recklessness or misconduct in the performance of his duty to the corporation, unless otherwise permitted by a court of competent jurisdiction.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                  RECENT SALES OF UNREGISTERED SECURITIES

     The Company recently completed sales of unregistered securities as summarized below. Unless otherwise indicated, all offers and sales were made pursuant to the "private offering" exemption under Section 4(2) of the 1933 Act. Accordingly, because the shares sold constitute "restricted securities" within the meaning of Rule 144 under the 1933 Act, stop-transfer instructions were given to the transfer agent, and the stock certificates evidencing the shares bear a restrictive legend.

     During 1996 through March 1998, the Company entered into agreements with several entities which agreed to use their best efforts to sell the Company's common stock to foreign investors subject to the requirements set forth in Regulation S of the Securities Act of 1933 ("Regulation S"). Such entities, which most recently included J.P. Carey, Inc. undertook to ensure compliance with Regulation S, which among other things, limits a foreign investor's ability to trade the Company's stock in the United States. In addition to sales of common stock pursuant to Regulation S, the Company has also sold convertible preferred stock and convertible debentures, of which $3.9 million were outstanding as of March 31, 1998. The debentures mandatorily convert to common stock at prices which are discounted to the market price, but cannot be converted for periods of 45 to 90 days following the purchase of the debentures; such holding periods were enforced via the use of stop transfer instructions and other notices. The following funds were raised pursuant to Regulation S offerings during the years noted: approximately $21.6 million in 1996 and approximately $22 million in 1997. Proceeds of the sales were used to continue to fund the Company's research and development projects and to provide working capital for the Company.


                                UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer and the terms of any subsequent reoffering thereof. If any public offering is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.


                               EXHIBIT TABLE
Exhibit                                                  Sequential Page No.

3.1 (4)        Articles of Incorporation as filed March 20, 1972 . . . . N/A

3.2 (4)        Amendment to Articles filed May 8, 1972 . . . . . . . . . N/A

3.3 (4)        Restated Articles filed June 19, 1975 . . . . . . . . . . N/A

3.4 (4)        Amendment to Articles filed February 4, 1980. . . . . . . N/A

3.5 (4)        Amendment to Articles filed March 17, 1981. . . . . . . . N/A

3.6 (4)        Amendment to Articles filed January 27, 1982. . . . . . . N/A

3.7 (4)        Amendment to Articles filed November 22, 1982 . . . . . . N/A

3.8 (4)        Amendment to Articles filed October 30, 1985. . . . . . . N/A

3.9 (4)        Amendment to Articles filed October 30, 1986. . . . . . . N/A

3.10(4)        By-Laws . . . . . . . . . . . . . . . . . . . . . . . . . N/A

3.11(5)        Amendment to Articles filed December 28, 1992 . . . . . . N/A

5.1       Legal Opinion of Sweeney & Associates
P.C
 . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    24

10.1(1)        Manufacturing Agreement . . . . . . . . . . . . . . . . . N/A

10.2(1)        Research and Development Agreement. . . . . . . . . . . . N/A

10.3(1)        Termination Agreement . . . . . . . . . . . . . . . . . . N/A

10.4(1)        Purchase Agreement. . . . . . . . . . . . . . . . . . . . N/A

10.5(2)
Sublicensing
 Agreement and Amendments thereto. . . . . . . . . . . . . . . . . . . . N/A

10.6(3)        Lease Agreement with 300 Indian Springs Partnership . . . N/A

10.7(4)        Lease Agreement with Indiana County . . . . . . . . . . . N/A

10.8(5)        First Amendment to Purchase Agreement dated
          December 8, 1992 . . . . . . . . . . . . . . . . . . . . . . . N/A

10.9(6)        Fred E. Cooper Employment Agreement dated 11/1/94 . . . . N/A

10.10(6)  David L. Purdy Employment Agreement dated 11/1/94. . . . . . . N/A

10.11(6)  Anthony J. Feola Employment Agreement dated 11/1/94. . . . . . N/A

10.12(6)  Glenn Keeling Employment Agreement dated 11/1/94 . . . . . . . N/A

16.1(7)        Disclosure and Letter Regarding Change in
          Certifying Accountants dated 1/25/95 . . . . . . . . . . . . . N/A

24.1      Consents of Thompson Dugan, Independent Certified
          Public Accountants . . . . . . . . . . . . . . . . . . . . . . .26

24.2      Consent of Counsel (Included in Exhibit 5.1 above) . . . . . . .24

25.1      Power of Attorney of Fred E. Cooper. . . . . . . . . . . . . . .23
          (included under "Signatures")

(1) Incorporated by reference from Exhibit with this title filed with the Company's Form 10-K for the year ended December 31, 1991

(2) Incorporated by reference from Exhibit with this title to Form 8-K dated May 3, 1991

(3) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1990

(4) Incorporated by reference from Exhibits with this title to Registration Statement on Form S-1 filed on December 1, 1992

(5) Incorporated by reference from Exhibits with this title to Amendment No. 1 to Registration Statement on Form S-1 filed on February 8, 1993 (6) Incorporated by reference from Exhibit with this title to Form 10-K for the year ended December 31, 1994

(7) Incorporated by reference from Exhibit with this title to Form 8-K dated January 25, 1995
                                                                    Exhibit 25.1
                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned on April 21, 1998.

                              BIOCONTROL TECHNOLOGY, INC.

                           By:  /s/ Fred E. Cooper
                           ------------------------------
                           Fred. E. Cooper, Director, CEO,
                           (principal executive officer, principal financial officer, and principal accounting officer)

                             POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Fred E. Cooper his true and lawful attorney-in-fact and agent with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

     Signature                Title                    Date

/s/ David L. Purdy            President,               April 21, 1998
David L. Purdy                Treasurer, Director

/s/ Anthony J. Feola          Senior Vice President,   April 21, 1998
Anthony J. Feola              Director

/s/ Glenn Keeling             Director                 April 21, 1998
Glenn Keeling

/s/ Richard Bourett           Director                 April 21, 1998
Richard Bourett

/s/ Stan Cottrell             Director                 April 21, 1998
Stan Cottrell

SWEENEY & ASSOCIATES P.C.
                              ATTORNEYS AT LAW

7300 PENN AVENUE                                    TELEPHONE (412) 731-1000
PITTSBURGH, PA  15208                              FACSIMILE (412) 731-9190


                              April 21, 1998


To the Board of Directors
Biocontrol Technology, Inc.
2275 Swallow Hill Road
Building 2500; 2nd Floor
Pittsburgh, PA  15220

Gentlemen:

     We have examined the corporate records and proceedings of Biocontrol Technology, Inc, a Pennsylvania corporation (the "Company"), with respect to:

     1.   The organization of the Company;

     2. The legal sufficiency of all corporate proceedings of the Company taken in connection with the creation, issuance, the form and validity, and full payment and non- assessability , of all the present outstanding and issued common stock of the Company; and

     3. The legal sufficiency of all corporate proceedings of the Company, taken in connection with the creation, issuance, the form and validity, and full payment and non- assessability , when issued, of shares of the Company's common stock (the "Shares"), to be issued by the Company covered by the registration statement (hereinafter referred to as the "Registration Statement") filed with the Securities and Exchange Commission April 21, 1998, file number 33-______ (in connection with which Registration Statement this opinion is rendered.)

     We have also examined such other documents and such questions of law as we have deemed to be necessary and appropriate, and on the basis of such examinations, we are of the opinion:

     (a) That the Company is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania;

     (b) That the Company is authorized to have outstanding 300,000,000 shares of common stock of which 192,724,748 shares of common stock were outstanding as of March 31, 1998;

     (c) That the Company has taken all necessary and required corporate proceedings in connection with the reation and issuance of the said presently issued and outstanding shares of common stock and that all of said stock so issued and outstanding has been validly issued, is fully paid and non-assessable, and is in proper form and valid;

     (d) That when the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission, after a request for acceleration by the Company, and the Shares shall have been issued and sold upon the terms and conditions set forth in the Registration Statement, then the Shares will be validly authorized and legally issued, fully paid and non-assessable.

     We hereby consent (1) to be named in the Registration Statement, and in the Prospectus which constitutes a part thereof, as the attorneys who will pass upon legal matters in connection with the sale of the Shares, and (2) to the filing of this opinion as Exhibit 5.1 of the Registration Statement.


                              Sincerely,


                              SWEENEY & ASSOCIATES P.C.

                                                  Exhibit 24.1


            CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 25, 1998 accompanying the consolidated financial statements of Biocontrol Technology, Inc. and subsidiaries appearing in the 1997 Annual Report on Form 10-K for the year ended December 31, 1997 which is incorporated by reference in this Registration Statement on Form S-3. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption "EXPERTS". Our report on the consolidated financial statements referred to above includes an explanatory paragraph which discusses going concern considerations as to Biocontrol Technology, Inc.


/s/ Thompson Dugan

Pittsburgh, Pennsylvania

April 21, 1998